EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-32399, No. 33-44794, No. 333-79297, No. 333-64952 and No. 333-121447) of Aztar Corporation of our report dated February 23, 2006, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the discontinued operation discussed in Note 22, as to which the date is November 20, 2006, relating to the consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Aztar Corporation, which appears in this Form 8-K.

PRICEWATERHOUSECOOPERS LLP

Phoenix, Arizona
November 20, 2006